EXHIBIT 23(a)

     INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in (i) Registration Statements No. 2-96961 and No. 33-28095 on Form S-8 and related Prospectus of Heilig-Meyers Company relating to Common Stock issued and issuable under the 1983 Stock Option Plan of the Company, (ii) Registration Statements No. 33-35263, No. 33-50086 and No. 33-64616 on Form S-8 and related
     Prospectuses of Heilig-Meyers Company relating to Common Stock issued and issuable under the 1990 Stock Option Plan of the Company, (iii) Registration Statements No. 33-43791 and No. 333-82101 on Form S-8 relating to the Heilig-Meyers Company Employee Stock Purchase Plan and related Prospectus of the Company, (iv) Registration Statements No. 33-54261 and No. 333-29105 on Form S-8 and related Prospectuses of Heilig-Meyers Company relating to Common Stock issued and issuable under the 1994 Stock Option Plan of the Company, (v) Registration Statement No. 333-81743 on Form S-8 relating to Common Stock issued and issuable under the Heilig-Meyers Company Director Stock Ownership Plan, and (vi) Registration Statements No. 333-07753 and No. 333-29929 on Form S-3 and the related Prospectuses of Heilig-Meyers Company, of our report dated March 22, 2000 (April 20, 2000 as to the sale of the Berrios division described in Note 18), on the consolidated financial statements and schedule of Heilig-Meyers Company and subsidiaries, as listed under Items 14(a) (1) and (2), both appearing in the Annual Report on Form 10-K of Heilig-Meyers Company for the year ended February 29, 2000.


     /s/ Deloitte & Touche LLP

     Richmond, Virginia
     May 30, 2000


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